Exhibit 99.1

Paxar Corporation Reports Second Quarter 2005 Results

    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Aug. 2, 2005--Paxar Corporation (NYSE: PXR) today reported sales of $215 million, net income of $14.4 million and earnings per share of $0.35 for the quarter ended June 30, 2005. Excluding restructuring and other charges, second quarter 2005 net income was $16.1 million and earnings per share were $0.39. (See attached 2005 Reconciliation of GAAP to Non-GAAP Measures.) In the second quarter of 2004, sales were $214 million, net income was $15.8 million and earnings per share were $0.39.
    Sales in the second quarter of 2005 were essentially unchanged from the second quarter of 2004. Organic sales reflected a 2% decline primarily due to continuing global migration trends and soft market conditions in Europe, offset by changes in foreign exchange and sales related to acquisitions. Excluding restructuring and other charges, 2005 second quarter net income increased 2% while earnings per share remained unchanged.
    Rob van der Merwe, President and Chief Executive Officer, said, "Second quarter performance met our expectations. We are pleased with the sequential quarter improvement in sales and earnings, as well as the continuing strength of our balance sheet and strong cash generation."
    Mr. van der Merwe continued, "Consistent with our previous announcement relative to the softness in the European markets, we have undertaken several initiatives that will lower costs and improve margins in that region. As a result, we will consolidate selected European operations, including closing a facility in the UK, and reduce headcount. Total restructuring and other charges for these European initiatives and the closing of the previously announced Hillsville, Virginia, plant were $1.8 million in the second quarter. We expect additional charges for the above actions of approximately $3.5 million to $4.5 million over the balance of the year which, together with costs incurred to date, will result in annualized savings of approximately $6 million."
    Mr. Van der Merwe concluded, "As we enter the second half of 2005 and begin the planning process for 2006, we will leverage the capabilities of a significantly strengthened management team. I am very excited about our prospects to build stronger market positions around the world. At the same time, we will continue to pursue opportunities in the emerging RFID market. We will aggressively pursue profitable growth through continued global expansion, focused cost reduction initiatives and strategic acquisitions. We are committed to sustainable earnings growth, improving return on invested capital and increasing shareholder value."
    For the third quarter, earnings per share are projected in the range of $0.23 to $0.26 on sales of $198 million to $203 million. For the year, we project earnings per share in the range of $1.06 to $1.12 on sales of $807 million to $817 million. The above financial outlook does not include restructuring and other charges associated with the closing of the Hillsville, Virginia, plant and the European initiatives, which are projected in the range of $0.05 to $0.06 per share in the third quarter and $0.15 to $0.17 per share for the year.

    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.

    Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2004 Annual Report on Form 10-K.


                     For more information on Paxar
                call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com

PAXAR CORPORATION
Consolidated Statements of Income
----------------------------------
(in millions, except per share amounts)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                   --------------     --------------
                                    2005    2004       2005    2004
                                   ------  ------     ------  ------
                                     (Unaudited)        (Unaudited)

Sales                             $214.5  $214.0     $401.7  $402.8
Cost of sales                      130.7   130.0      247.2   246.5
                                   ------  ------     ------  ------
    Gross profit                    83.8    84.0      154.5   156.3
Selling, general and
 administrative expenses            60.4    60.7      120.7   119.0
Integration/restructuring and
 other costs                         1.8       -        2.6       -
                                   ------  ------     ------  ------
    Operating income                21.6    23.3       31.2    37.3
Interest expense, net                2.4     2.8        5.1     5.5
                                   ------  ------     ------  ------
    Income before taxes             19.2    20.5       26.1    31.8
Taxes on income                      4.8     4.7        6.4     7.3
                                   ------  ------     ------  ------
    Net income                    $ 14.4  $ 15.8     $ 19.7  $ 24.5
                                   ======  ======     ======  ======

Basic earnings per share          $ 0.36  $ 0.40     $ 0.49  $ 0.62
Diluted earnings per share        $ 0.35  $ 0.39     $ 0.48  $ 0.61
                                   ======  ======     ======  ======

Weighted average shares
 outstanding:
   Basic                            40.5    39.7       40.1    39.5
   Diluted                          41.2    40.5       41.2    40.1
                                   ======  ======     ======  ======

Ratios
-------------------
  Gross margin                      39.1%   39.3%      38.5%   38.8%
  SG&A to sales                     28.2%   28.4%      30.0%   29.5%
  Operating margin                  10.1%   10.9%       7.8%    9.3%
  Net margin                         6.7%    7.4%       4.9%    6.1%
                                   ======  ======     ======  ======

Effective tax rate                  25.0%   23.0%      24.5%   23.0%
                                   ======  ======     ======  ======



PAXAR CORPORATION
Consolidated Balance Sheets
---------------------------
(in millions)

                                               June 30,   December 31,
                                                 2005          2004
                                              ----------    ----------
                                             (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                    $    103.7    $     92.0
Accounts receivable                               134.5         132.5
Inventories                                       104.2         101.3
Deferred income taxes                              15.2          15.0
Other current assets                               18.9          18.1
                                              ----------    ----------
     Total current assets                         376.5         358.9
                                              ----------    ----------

Property, plant and equipment, net                168.7         169.9
Goodwill and other intangible, net                222.0         220.5
Other assets                                       24.1          24.4
                                              ----------    ----------
Total assets                                 $    791.3    $    773.7
                                              ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks                                 $      4.5    $      3.9
Accounts payable and accrued liabilities          118.5         116.6
Accrued taxes on income                            12.4          11.2
                                              ----------    ----------
     Total current liabilities                    135.4         131.7
                                              ----------    ----------

Long-term debt                                    163.0         163.1
Deferred income taxes                              19.9          21.8
Other liabilities                                  16.7          16.5
Shareholders' equity                              456.3         440.6
                                              ----------    ----------
Total liabilities and shareholders' equity   $    791.3    $    773.7
                                              ==========    ==========



PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
-------------------------------------------------------
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.


                                  Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                   ----------------   ----------------
                                     2005     2004      2005     2004
                                   -------  -------   -------  -------
Sales                             $ 214.5  $ 214.0   $ 401.7  $ 402.8
                                   =======  =======   =======  =======
Operating income as reported      $  21.6  $  23.3   $  31.2  $  37.3
    Non-GAAP adjustments:
    Integration/restructuring and
     other costs                      1.8        -       2.6        -
                                   ------- --------   ------- --------
Non-GAAP operating income         $  23.4  $  23.3   $  33.8  $  37.3
                                   =======  =======   =======  =======
Non-GAAP operating margin            10.9%    10.9%      8.4%     9.3%
                                   =======  =======   =======  =======
Net income as reported            $  14.4  $  15.8   $  19.7  $  24.5
    Non-GAAP adjustments, net of
     taxes:
    Integration/restructuring and
     other costs                      1.7        -       2.3        -
                                   ------- --------   ------- --------
Non-GAAP net income               $  16.1  $  15.8   $  22.0  $  24.5
                                   =======  =======   =======  =======
Diluted earnings per share as
 reported                         $  0.35  $  0.39   $  0.48  $  0.61
    Non-GAAP adjustments, net of
     taxes:
    Integration/restructuring and
     other costs                     0.04        -      0.05        -
                                   ------- --------   ------- --------
Non-GAAP diluted earnings per
 share                            $  0.39  $  0.39   $  0.53  $  0.61
                                   =======  =======   =======  =======
Weighted average shares
 outstanding - diluted               41.2     40.5      41.2     40.1
                                   =======  =======   =======  =======


    CONTACT: Paxar Corporation
             Investor Relations:
             Bob Powers, 914-697-6862